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                                                                       EXHIBIT 5

                       LEGAL OPINION OF NANCY KENLEY, ESQ.


                                                             May 15, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:       S1 Corporation
          Q-Up Systems, Inc. Stock Option Plan

Gentlemen and Ladies:

          As Corporate Legal Counsel to S1 Corporation, a Delaware corporation ("S1"), I am familiar with its corporate affairs and particularly with the corporate proceedings relating to the Agreement and Plan of Merger between S1 and Q-Up Systems, Inc. and the Q-Up Systems, Inc. 1999 Stock Option Plan (the "Plan").

      Based upon the above, I am of the opinion that the shares of common stock, par value $0.01 per share, of S1 to be issued pursuant to the terms of the Plan have been duly authorized and, upon payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

      I hereby consent to the use of this opinion as Exhibit 5 on Form S-8, which is being filed by S1 with the Securities and Exchange Commission to register the shares of common stock to be offered pursuant to the Plan.


                                          Very truly yours,

                                          /s/ Nancy K. Kenley

                                          Nancy K. Kenley, Esq.
                                          Corporate Legal Counsel